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                                                                    EXHIBIT 21.9

                          ADVISOR AND ROYALTY AGREEMENT

THIS AGREEMENT made as of January 1, 1999

BETWEEN:

VIBRO-TECH INDUSTRIES LIMITED, a corporation subsisting under the laws of the Hong Kong Special Administrative Region, People's Republic of China, having a place of business at Rooms 2001-4, Hang Seng Building, 7 Des Voeux Road Central, Hong Kong Special Administrative Region, People's Republic of China

                                 (the "Company")

AND:

DR. FU LIN ZHOU, professor and vice-president of the South China Construction University, of No. 248 Guang Yuan Zhong Road, Guangzhou 510405 People's Republic of China

                                    ("Zhou")

WHEREAS:

A. Zhou has invented and designed various isolated seismic rubber bearings and will continue to modify and improve such isolated seismic rubber bearings;

B. Pursuant to an agreement dated August 25, 1998 with VTI, Zhou set over, assigned and sold to VTI all right title and interest in and to a patent and certain applications for patents in the Republic of China described by numbers patent right registration ZL 95 22 200198, application no. 95 1 09348.7, 1. application no. 95 2 20019.8 and application no. 95 1 09347.9 and any improvements and modifications to such rights for 2,000,000 shares of Vibro-Tech Industries, Inc. and a license to use such patent and applications for patents in the HKSAR of the People's Republic of China and Japan has been granted by VTI to the Company;

C. The Company has commenced, and wishes to continue, to sell such isolated seismic rubber bearings in Japan and the HKSAR of the People's Republic of China under license from VTI;

D. Zhou continues, and will continue, to design, modify and provide advice on the improvement of the technology, manufacture and use of isolated seismic rubber bearings and the Company wishes to continue under license to manufacture and sell such isolated seismic rubber bearings;

WITNESSES that the parties mutually covenant and agree as follows:


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ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.01 In this Agreement, including the recitals and schedules to this Agreement, unless the context otherwise requires:

Bearings means the patent right registration ZL 95 22 200198 and applications for patents no. 95 1 09348.7, 1. no. 95 2 20019.8 and no. 95 1 09347.9 under the
Patent Law (China) related to the invention, manufacture, sale and use, in the People's Republic of China, either on the Company's own behalf or on behalf of, or through, third parties with which the Company or any affiliate of the Company has contracted, of isolated seismic rubber bearings invented by Zhou, assigned to VTI and used under license granted by VTI to the Company and includes all related Enhancements and Documentation.

Company means Vibro-Tech Industries Limited.

Confidential Information means all information relating to the Bearings, Enhancements and the Documentation and any other data and information now or hereafter existing during the date of this Agreement relating to the invention, design, modification, improvement, manufacture and installation of the Bearings done or caused to be done by Zhou or the Company and advice given by Zhou relating to the Bearings but does not include any data or information which:

(a) is or becomes generally known or to the public, without breach or violation of any confidentiality or other obligation;

(b) was known by the Company at the time of disclosure by Zhou, and was not subject to any obligation of confidence; or

(c) is rightfully communicated to the Company by another person, free of any obligations of confidence.

Documentation means the user manuals and other written materials relating to the Bearings and the Enhancements that are provided to the Company by, or on the advice of, Zhou or developed by the Company, as modified from time to time.

Enhancements means any modifications, improvements or additions to the Bearings and the Documentation done by the Company or by, or on the advice of, Zhou.

HKSAR means the Hong Kong Special Administrative Region of the People's Republic of China.

People's Republic of China means the mainland of the People's Republic of China and does not include the HKSAR.

Royalty means the amount to be paid from time to time by the Company to Zhou from the sale of Product in Japan and in the HKSAR as provided in Article 4.

VTI Property means all right title and interest under the Patent Law (China) in and to a patent and certain applications for patents in the Republic of China described by numbers patent right registration ZL 95 22 200198, application no. 95 1 09348.7, 1. application no. 95 2 20019.8 and application No. 95 1 09347.9 and any improvements and modifications to such rights owned by VTI. and licensed to be used by the Company by agreement dated January 1, 1999.


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VTI means Vibro-Tech Industries, Inc., a corporation subsisting under the laws of Delaware, with an office at of 201-11240 Bridgeport Road, Richmond, B.C. Canada V6X 1T2.

Zhou means Dr. Fu Lin Zhou, professor and vice-president of the South China Construction University, of No. 248 Guang Yuan Zhong Road, Guangzhou 510405 People's Republic of China.

1.02 This Agreement and all matters arising under this Agreement will be governed by, construed and enforced in accordance with the laws of the HKSAR except matter relating to the VTI Property which will be governed by the laws of the People's Republic of China, and any proceeding commenced or maintained in connection with this Agreement will be so commenced and maintained in the HKSAR to which jurisdiction the parties irrevocably attorn.

1.03 All amounts determined under, or referred to in, this Agreement will be in United States dollars and any conversion is necessary such conversion will be done at the rate or rates published by the United States Federal Bank of Reserve, New York from time to time.

ARTICLE 2 APPOINTMENT AS ADVISOR

2.01 The Company engages Zhou as, and Zhou agrees to be, an advisor to the Company and advise during the term of this Agreement on all matters relating to the VTI Property in consideration that the Company pays to Zhou the Royalty.

ARTICLE 3 CONFIDENTIALITY AND THIRD PARTIES

3.01 Zhou will provide, and will continue to provide, all Confidential Information relating to the Bearings, the Enhancements and the Documentation to the Company for the benefit of VTI.

3.02 All right, title and interest in and to the Confidential Information is will remain, the exclusive worldwide property of VTI held by the Company for and on behalf of VTI and will be held in trust and confidence by Zhou for the Company on behalf of VTI and no immunity, license or right respecting the Confidential Information is granted to Zhou under this Agreement by implication or otherwise to deal with the Confidential Information with any party except the Company on behalf of VTI.

3.03 Zhou will not without the prior written consent of the Company directly or indirectly, other than through or with the Company, deal with or contact any other person, firm or corporation regarding the Confidential Information and will not except through the acquisition of rights on constitution of a venture with the Company or its successors directly or indirectly acquire any proprietary interest in or to, use, distribute, license or otherwise disclose the Confidential Information or any other matter containing or based, in whole or in part, on the Confidential Information and in particular will not use the

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                                      260

Confidential Information, or suffer or permit any associate or affiliate to use the Confidential Information, in any way except in the constitution of a venture with the Company.

3.04 The Company will use its best efforts, and will use its best efforts to cause its directors officers, employees and agents, to keep confidential and protect the Confidential Information and the interests of the Company in and to the Confidential Information and the standard of best efforts will be no less than the degree of care that Zhou would be reasonably expected to employ for his own trade secret, proprietary or confidential information.

3.05 Nothing will prevent the Company from disclosing Confidential Information if required under any agreement to which the Company is a party providing for the sale of Bearings or by applicable securities laws to which the Company or any parent or affiliate of the Company is subject.


ARTICLE 4 ROYALTY

4.01 The Company will pay to Zhou a royalty of five percent of the gross sale price of Products sold and installed in the HKSAR of the People's Republic of China and in Japan before the calculation of any value added tax and excluding any cost of insurance, shipping, freight or installation.

4.02 Installments of Royalty will be paid as follows:

(a) within 30 days after the end of each of the first three calendar quarters in each year and within 45 days of the end of the last calendar quarter in each year, the Company will pay to Zhou an amount equal to 25 % of the estimated Royalty, if any, for the year, adjusted if necessary after the first quarter of any year to reflect any change during the year in the estimated Royalty; and

(b) on or before April 30 in each year the balance, if any, of Royalty payable in respect of the year last completed.

4.03 After the end of each calendar year commencing with 1999, the accounts of the Company related to the sale of Bearings will be audited by the auditors of the Company, and the statement of operations, which will include the statement of gross sales for the year last completed less any value added tax and the costs of insurance, shipping, freight or installation will be furnished to Zhou not later than April 30 in each year.

4.04 Zhou may within 45 days of receipt of such statements question the accuracy of such statements in writing and, failing such objection, the statements will be deemed to be correct and unimpeachable.

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4.05 If the audited financial statements furnished under section 4.03 disclose any overpayment of Royalty by the Company during the year, the amount of overpayment will be debited against future installments of Royalty or will, if requested by the Company, be refunded by Zhou forthwith.

4.06 If the audited financial statements furnished under section 4.03 disclose any underpayment of Royalty by the Company during the year, the deficiency will be paid forthwith to Zhou.

4.07 Any dispute regarding the calculation of the amount of Royalty to be paid to Zhou will be determined conclusively by the auditors of the Company.

5.0 SALE OF ROYALTY

5.01 If Zhou receives a bona fide offer which he intends to accept from an independent third party (the "Proposed Purchaser") dealing at arm's length with Zhou to purchase all or substantially all of the Royalty, or if Zhou intends to sell all or substantially all of his interest in the Royalty, Zhou will first offer (the "Offer") such interest in writing to the Company upon terms no less favorable than those offered by the Proposed Purchaser or intended to be offered by Zhou.

5.02 The Offer will specify the terms and conditions of such sale, name the Proposed Purchaser, if known, and, if the offer contains consideration payable to Zhou other than cash, the Offer will include Zhou's estimate of the cash equivalent of the non-cash consideration.

5.03 If within a period of 30 days of the receipt of the Offer, the Company notifies Zhou in writing that it will accept the Offer, Zhou will be bound to sell such interest to the Company on the terms and conditions of the Offer and this Agreement.

5.04 If the Offer accepted by the Company contains Zhou's best estimate of the non-cash consideration, and if the Company disagrees with such best estimate, the Company will so notify Zhou, at the time of acceptance and will, in such notice, specify what it considers the fair cash equivalent to be and the resulting total purchase price.

5.05 If the Company so notifies Zhou, the acceptance by the Company will be effective and binding upon Zhou, and the Company and the cash equivalent of any such non-cash consideration will, if not otherwise agreed, be determined by binding arbitration under the laws of China and will be payable within 60 days of arbitral determination regardless of whether a party decides to appeal the arbitral decision on any grounds.

5.06 The Company will in such case pay to Zhou, against receipt of an absolute transfer of clear and unencumbered title to the interest of Zhou being sold, the total purchase price specified in its notice to Zhou and such amount will be credited to the amount, if any, determined to be the cash equivalent of any non-cash consideration.

5.07 If the Company fails to notify Zhou before the expiration of the time specified that it will purchase the interest offered, Zhou may sell and transfer such interest in the Royalty to the Proposed Purchaser on the terms and conditions specified in the Offer for a period of 60 days, but the terms and conditions of this Agreement will apply to such interest if the sale to the Proposed Purchaser is not completed within such 60 days.

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                                      262

5.08 Any sale of an interest of Zhou will be conditional upon the Proposed Purchaser delivering a written undertaking to the Company, in a form and of a content satisfactory to counsel or consultant for the Company, to be bound by the terms and conditions of this Agreement.

ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS OF ZHOU

6.01 Zhou represents and warrants to, and covenants with, the Company that:

(a) Zhou will continue to advise the Company with respect to the Bearings, Technology, Documentation and Enhancements; and

(b) Zhou will not agree with any other person, firm or corporation except an affiliate of the Company to develop, sell, alter or modify any technology with respect to isolated seismic rubber bearings as long as the Company maintains the payment of the Royalty.

ARTICLE 7 TERMINATION OF AGREEMENT

7.01 This Agreement will terminate on the earlier of December 31, 2050 or:

(a) if applicable, on the liquidation of the Company under the Foreign Investment Enterprises Liquidation Procedures of the People's Republic of China;

(b) six months after delivery by Zhou to the Company of a notice that the Company has failed to make a payment of Royalty that it is required to make and the Company has not made such required payment or taken reasonable steps to determine if such payment is required to be made;

(c) if the Company should become insolvent, make under applicable law an assignment for the benefit of its creditors or petition a court in bankruptcy for relief from its creditors or the appointment of a receiver, trustee or other such person to manage the affairs of the Company or liquidate the affairs of the Company for the benefit of its creditors; or

(d) the time at which the Company determines that Zhou or his legal representative is in breach of any condition in this Agreement.

ARTICLE 8 ARBITRATION

8.01 All disputes under this Agreement will be settled by the parties in the spirit of equality and cooperation and if not agreed between the parties will be settled under the applicable law in the HKSAR by reference to a single arbitrator as agreed upon by the parties, or if not agreed upon within four weeks of either party giving notice of a dispute, then as designated by the Company.

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                                      263

ARTICLE 9 GENERAL PROVISIONS

9.01 Time is of the essence of the performance of every obligation under this Agreement, and no failure or lack of diligence by any party in proclaiming or seeking redress for any violation of, or insisting on strict performance of, any provision of this Agreement will prevent a subsequent violation of that provision, or of any other provision, from giving rise to any remedy that would be available if it were an original violation of that provision or another provision.

9.02 This Agreement will be binding upon and enure to the benefit of the respective heirs, executors, administrators and other legal representatives and, to the extent permitted hereunder, the respective successors and assigns, of the parties.

9.03 Unless otherwise provided herein, any notice, payment or other communication to a party under this Agreement may be made, given or served by delivery, telecopy or email and addressed as follows:

(a) if to Zhou:

South China Construction University
No. 248 Guang Yuan Zhong Road
Guangzhou 510405 People's Republic of China

Attention: Dr. Fu Lin Zhou
Professor, Civil Engineering and Earthquake Engineering

Fax: 011-86020-8659-3137
Email: gzflz@scut.ed.cn
       ----------------

(b) if to the Company:

Vibro-Tech Industries Limited
Rooms 2001-4, Hang Seng Building
77 Des Voeux Road Central, HKSAR

Attention: Mr. Joe Chung

Tel/Fax: 011-852-2877-6608

with a copy to:

Vibro-Tech Industries, Inc.
201-11240 Bridgeport Road
Richmond, B.C.  V6X IT2

Attention: Mr. Jock Chong, President and Mr. William Chow, Chairman

Fax: 604-278-2712
Email: bjchong@idmail.com
       ------------------

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9.04 Any notice, payment or other communication so delivered, telecopied or emailed will be deemed to have been given or served at the time of delivery or transmission by telecopy or email.

9.05 A party may by notice change its address for service.

9.06 This Agreement constitutes the entire agreement between the parties and supercedes all previous agreements or understandings between the parties in any way relating to its subject matter and the Company has made not representations, inducements, warranties or promises concerning this Agreement or the matters referred to herein which are not embodied in this Agreement.


IN WITNESS WHERE OF this Agreement has been executed by the parties as at the date first above written.


VIBRO-TECH INDUSTRIES LIMITED





By: /s/ Willaim Chow
Print Name: William Chow


Signed, Sealed and Delivered by Dr. Fu Lin           )
Zhou in the presence of:                             )
                                                     )
/s/ illegible                                        )
                                                     )   /s/ Dr. Fu Lin Zhou
                                                     )       DR. FU LIN ZHOU